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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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NETWORK ENGINES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NETWORK ENGINES, INC.
25 DAN ROAD
CANTON, MASSACHUSETTS 02021

January 28, 2011

Dear Fellow Stockholders:

        You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Network Engines, Inc., to be held on March 17, 2011 at 10:00 a.m., local time, at NEI Corporate Headquarters, 25 Dan Rd., Canton, MA 02021.

        The Notice of Annual Meeting of Stockholders and Proxy Statement, which describes the formal business to be conducted at the meeting, and Proxy Card accompany this letter. The Company's Annual Report to Stockholders is also enclosed for your information.

        All stockholders are invited to attend the Meeting. To ensure your representation at the Meeting, however, you are urged to vote by proxy by completing, dating, signing and returning the enclosed Proxy Card. A postage-prepaid envelope is enclosed for that purpose. You may also vote by telephone or via the internet by following the instructions included on the enclosed proxy card.

        Your shares cannot be voted unless you date, sign, and return the enclosed Proxy Card, vote by telephone, via the internet, or attend the Meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before the stockholders is important.

Very truly yours,

Gregory A. Shortell President and Chief Executive Officer

NETWORK ENGINES, INC.
25 DAN ROAD
CANTON, MASSACHUSETTS 02021

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS

TO OUR STOCKHOLDERS:

        Notice is hereby given that the Annual Meeting of Stockholders (the "Meeting") of Network Engines, Inc., a Delaware corporation (the "Company"), will be held on March 17, 2011 at 10:00 a.m., local time, at NEI Corporate Headquarters, 25 Dan Rd., Canton, MA 02021. The purpose of the Meeting shall be to consider and act upon the following matters:

  1.
  To elect two Class II directors to hold office for a three-year term and until each of his successors has been duly elected and qualified;

  2.
  To ratify the selection by the Audit Committee of our Board of Directors of the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2011;

  3.
  To hold an advisory vote on the compensation of our named executive officers as described in the accompanying proxy statement;

  4.
  To hold an advisory vote on how frequently (every one, two or three years) you prefer we conduct an advisory vote of stockholders on the compensation of our named executive officers;

  5.
  To transact such other business as may properly come before the Meeting or any adjournment or postponements of the Meeting.

        These items are more fully discussed in the following pages. Only stockholders of record at the close of business on January 19, 2011 will be entitled to notice of, and to vote at, the Meeting or any adjournment thereof.

        We hope that all stockholders will be able to attend the Meeting in person. However, in order to ensure that a quorum is present at the Meeting, please vote by telephone, via the internet, or date, sign and promptly return the enclosed Proxy Card whether or not you expect to attend the Meeting. A postage-prepaid return envelope, addressed to Computershare Trust Company, our transfer agent and registrar, has been enclosed for your convenience. If you attend the Meeting, you may, upon your written request, withdraw your proxy and vote your shares in person.

        We are mailing the Notice of Annual Meeting of Stockholders, this Notice, the Proxy Statement and Proxy Card to stockholders for the first time on or about January 28, 2011. In this mailing, we are also including our Annual Report to Stockholders for the fiscal year ended September 30, 2010.

Important Notice Regarding the Availability of Proxy Materials for the 2011 Annual Meeting of Stockholders to be held on March 17, 2011.

        Copies of this proxy statement and of our annual report for the fiscal year ended September 30, 2010 are available by visiting the following website: http://www.edocumentview.com/NEI.

All of our stockholders are cordially invited to attend the Meeting.

By Order of the Board of Directors

Douglas G. Bryant Secretary

Canton, Massachusetts
January 28, 2011

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE OR VOTE BY TELEPHONE OR VIA THE INTERNET IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

NETWORK ENGINES, INC.
25 DAN ROAD
CANTON, MASSACHUSETTS 02021

 PROXY STATEMENT
FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 17, 2011

INFORMATION ABOUT THE MEETING

General

        We have sent you this Proxy Statement and the enclosed Proxy Card because our Board of Directors is soliciting your proxy to vote at our 2011 Annual Meeting of Stockholders (the "Meeting") or any adjournment or postponement of the Meeting. The Meeting will be held on March 17, 2011 at 10:00 a.m., local time, at NEI Corporate Headquarters, 25 Dan Rd., Canton, MA 02021.

  •
  This Proxy Statement summarizes information about the proposals to be considered at the Meeting and other information you may find useful in determining how to vote.

  •
  The Proxy Card is the means by which you actually authorize another person to vote your shares in accordance with your instructions. You may also submit your proxy by telephone or via the internet.

        In addition to solicitations by mail, our directors, officers and non-executive employees, without additional remuneration, may solicit proxies by telephone, e-mail and personal interviews. All costs of solicitation of proxies will be borne by us. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

        We are mailing the Notice of Annual Meeting of Stockholders, this Proxy Statement and Proxy Card to stockholders for the first time on or about January 28, 2011. In this mailing, we are also including our Annual Report to Stockholders for the fiscal year ended September 30, 2010 ("Fiscal 2010").

        References in this Proxy Statement to "Network Engines", "NEI", "the Company", "we", "us" or "our" are to Network Engines, Inc., a Delaware corporation, and its subsidiaries.

Voting Rights and Outstanding Shares

        The Board of Directors has fixed the close of business on January 19, 2011, as the record date for the Meeting or any adjournment or postponement thereof. Only stockholders who were record owners of shares of our common stock, $.01 par value per share, at the close of business on January 19, 2011 are entitled to notice of, and to vote at, the Meeting and at any adjournment or postponement thereof. On that date, 42,864,801 shares of our common stock were issued and outstanding. Each share of common stock entitles the holder to one vote with respect to all matters submitted to stockholders at the Meeting. We have no other securities entitled to vote at the Meeting.

Voting in Person

        To vote in person, you must attend the Meeting, and then complete and submit the ballot that will be provided to you at the Meeting. However, if your shares are held in the name of a broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on January 19, 2011, the record date for voting.

Voting by Proxy

        To vote by proxy, you must complete and return the enclosed Proxy Card. Registered stockholders may vote electronically through the internet or by telephone by following the instructions included with their Proxy Card. A stockholder not wishing to vote electronically through the internet or whose form does not reference internet or telephone voting information should complete and return the enclosed paper Proxy Card. Signing and returning the Proxy Card or submitting the proxy via the internet or by telephone does not affect the right to vote in person at the Meeting. Your Proxy Card will be valid only if you sign, date and return it for receipt by us prior to the Meeting. By completing and returning the Proxy Card, you will direct the designated persons to vote your shares at the Meeting in the manner you specify in the Proxy Card. If you complete the Proxy Card but do not specify how your shares are to be voted, then the designated persons will vote your shares in favor of the proposals described in this Proxy Statement. If any other business properly comes before the Meeting, the designated persons will have the discretion to vote your shares as they deem appropriate.

Quorum Requirement

        A quorum of stockholders is necessary to hold a valid meeting for the transaction of business. The representation in person or by proxy of at least a majority of the shares of common stock entitled to vote at the Meeting is necessary to establish a quorum. For purposes of determining the presence or absence of a quorum, votes withheld, abstentions and "broker non-votes" will be counted as present.

Broker Non-Votes

        A broker non-vote occurs when a broker submits a Proxy Card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in "street name"), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner or the persons entitled to vote those shares and for which the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will have discretion to vote your shares on routine matters, including the ratification of the selection of the Company's independent public accounting firm. Your broker will not have discretion to vote on non-routine matters absent direction from you, including the election of directors, the advisory vote on our executive compensation, and the advisory vote on the frequency of the advisory executive compensation vote.

Revoking a Proxy

        A stockholder may revoke his or her proxy at any time before its exercise by sending written notice of revocation to the Secretary of the Company, by signing and delivering a later dated proxy or, if the stockholder attends the Meeting in person, either by giving notice of revocation to the inspectors of election at the Meeting or by voting at the Meeting. A notice of revocation must indicate the certificate number and number of shares to which such revocation relates and the aggregate number of shares represented by such certificates.

A copy of our Annual Report on Form 10-K for Fiscal 2010 as filed with the SEC, except for exhibits, will be furnished without charge to you upon written or oral request to our Investor Relations Department, NEI, 25 Dan Road, Canton, Massachusetts 02021, telephone: (781) 332-1000. It may also be accessed electronically via the Investor Relations section of our web site at http://www.nei.com or by means of the SEC's web site at http://www.sec.gov. Exhibits will be provided upon written request and payment of an appropriate processing fee.

DISCUSSION OF PROPOSALS

Proposal 1: Election of Directors

        The first proposal on the agenda for the Meeting is the election of Fontaine K. Richardson and Gregory A. Shortell to serve as Class II directors for a three-year term beginning at the Meeting and ending at our 2014 Annual Meeting of Stockholders or until a successor has been duly elected and qualified.

        Our Board of Directors has fixed the number of directors at seven persons, divided into three classes serving staggered terms of three years. Currently, there are three directors in Class I (whose terms expire at the Annual Meeting of Stockholders in 2013, two directors in Class II (whose terms expire at this Meeting) and two directors in Class III (whose terms expire at the Annual Meeting of Stockholders in 2012).

        The election of directors requires a plurality of the votes cast at the Meeting, and votes may be cast in favor of the nominees or withheld. A plurality means that the nominees receiving the most votes for election to the two Class II director positions are elected to those positions. Votes that are withheld and broker non-votes will be excluded entirely from the vote to elect directors and have no effect. The persons designated on the enclosed Proxy Card will vote for the election of the nominees for Class II director unless the Proxy Card or proxy submitted by telephone or via the internet provide otherwise or unless any particular nominee is unable or unwilling to serve. In the event that a nominee for Class II director becomes unavailable or declines to serve as a director at the time of the Meeting, the proxy holders will vote the proxies in their discretion for any nominee who is designated by the Board of Directors to fill the vacancy. It is not expected that any nominee will be unavailable to serve.

        The Board of Directors, upon recommendation by the Nominating Committee, has nominated the two current Class II directors to stand for re-election. Brief biographies of the nominees, as of January 1, 2011, follow. Information with respect to the number of shares of common stock beneficially owned by each nominee, directly or indirectly, as of December 31, 2010, appears herein under "Stock Ownership of Directors, Officers and Greater-Than-5%-Stockholders".

Nominees for Directors Whose Terms Expire In 2014 (Class II Directors)

Fontaine K. Richardson

        Fontaine K. Richardson, age 69, has served as one of our directors since October 2002. Mr. Richardson is a consultant and private investor. From 1983 to 2000, Mr. Richardson was a General Partner of Eastech Management Company, a venture capital management company. Mr. Richardson also co-founded Applicon, Inc. and is a director of Mentor Graphics Corporation, a publicly held company. We believe Mr. Richardson's qualifications to sit on our board of directors include his extensive experience with technology companies, as well as his financial expertise, business management experience and business knowledge.

Gregory A. Shortell

        Gregory A. Shortell, age 66, joined us in January 2006 as President and Chief Executive Officer and as a Director. Prior to joining us, Mr. Shortell was, from February 1998 to January 2006, Senior Vice President, Global Sales and Marketing, for Nokia Corporation, a multinational technology corporation. Prior to Nokia, Mr. Shortell served, from June 1997 to February 1998, as Managing Director of International Operations for Ipsilon Networks, Inc., a provider of network communications equipment, and, from March 1992 to June 1997, as Vice President, International at Xyplex Corporation, a provider of networking equipment. We believe Mr. Shortell's qualifications to sit on our board of directors include his extensive experience with technology companies, as well as his business management experience, including international business knowledge and his knowledge about our business and industry.

The Board of Directors believes that approval of the election of the nominees for Class II directors is in the best interests of the Company and its stockholders and therefore it recommends you vote FOR this proposal.

 Proposal 2: Ratification of the Selection of Independent Registered Public Accounting Firm

        The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit our financial statements for the year ending September 30, 2011 ("Fiscal 2011"). PricewaterhouseCoopers LLP has audited our financial statements for each fiscal year since our inception. At the Meeting, our stockholders will be asked to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for Fiscal 2011.

        The affirmative vote of a majority of the votes cast at the Meeting is required to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for Fiscal 2011. Abstentions and broker non-votes are not counted as votes cast or shares voting on such matter and will have no effect on the voting on such matter.

        In the event of a negative vote, the Audit Committee of the Board of Directors will reconsider its selection. Even if the appointment is ratified, however, the Audit Committee of the Board of Directors may, in its discretion, direct the appointment of a different independent registered accounting firm during the year, if the Audit Committee determines such a change would be in the best interests of the Company and its stockholders. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

        The following table sets forth the fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of our consolidated annual financial statements for the year ended September 30, 2010 ("Fiscal 2010") and the year ended September 30, 2009 ("Fiscal 2009"), and fees for other services rendered by PricewaterhouseCoopers LLP during those periods.

	Fiscal 2010	Fiscal 2009
Audit Fees(1)	$641,560	$633,500
Audit Related Fees	—	—
Tax Fees	39,500	—
All Other Fees(2)	1,500	1,500

Total	$682,560	$635,000

(1)
Audit Fees consist of fees billed for professional services rendered for the audit of our consolidated financial statements, the audit of our internal control over financial reporting, review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filing requirements.

(2)
All Other Fees consist of fees billed for accounting research software.

        The prior approval of the Audit Committee was obtained for all services provided by PricewaterhouseCoopers LLP in Fiscal 2010 and Fiscal 2009.

Pre-Approval Policies and Procedures

        The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by the Company's independent registered public accounting firm. This policy generally provides that the Company will not engage its independent registered public accounting firm to render audit or non-audit services unless the Audit Committee specifically approves the service in advance or the engagement is entered into pursuant to one of the pre-approval procedures described below.

        From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to the Company by its independent registered public accounting firm during the following twelve months. Any such pre-approval is detailed as to the particular service or type of services to be provided.

The Board of Directors believes that the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the year ending September 30, 2011 is in the best interests of the Company and its stockholders and therefore recommends that you vote FOR this proposal.

 Proposal 3: Advisory vote on Executive Compensation

Background

        Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") requires that the Company seek a non-binding advisory vote from its stockholders to approve the compensation ("Say On Pay vote") as disclosed in the Compensation Discussion & Analysis ("CD&A") and tabular disclosures of this Proxy Statement. Since the required vote is advisory, the result of the vote is not binding upon the Board of Directors.

        The Company has designed its executive compensation program to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and to increase long-term stockholder value. We believe that our compensation policies and practices are centered on a pay-for-performance philosophy and are strongly aligned with the long-term interests of our stockholders. See our "CD&A" for additional information on our executive compensation programs.

Proposal

        The Company is presenting this proposal, which gives you as a stockholder the opportunity to express your view on our executive compensation by voting for or against the following resolution:

    "RESOLVED, that the stockholders approve, on an advisory basis, the compensation of Network Engines' named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related disclosures contained in the Company's 2011 Proxy Statement."

Position of Board of Directors

        The Board of Directors unanimously recommends that stockholders approve the compensation of our named executive officers by voting FOR the above proposal.

        As discussed in the Compensation Discussion and Analysis contained in this proxy statement, the Compensation Committee of the Board of Directors believes that the executive compensation for Fiscal 2010 is reasonable and appropriate, is justified by the performance of the Company and is the result of a carefully considered approach.

Effect of Vote

        Because your vote is advisory, it will not be binding upon the Company, the Compensation Committee or the Board of Directors. However, we value stockholders' opinions, and we will consider the outcome of the Say-on-Pay vote when determining future executive compensation arrangements.

Proposal 4: Frequency of advisory compensation vote at our Annual Meeting of Stockholders

        The Dodd-Frank Act requires U.S. public corporations to propose an advisory (non-binding) vote on the frequency of holding an advisory Say On Pay vote regarding the compensation of named executive officers (the "frequency vote"). The frequency vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board of Directors. However, the Board of Directors is committed to excellence in governance and is aware of the significant interest in executive compensation matters by investors and the general public.

        The Company has designed its executive compensation program to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and increase long-term stockholder value. We believe that our compensation policies and practices are centered on a pay-for-performance philosophy and are strongly aligned with the long-term interests of our stockholders. See our "CD&A" for additional information on our executive compensation programs. We further believe that a Say On Pay vote should not be held more than once every three years. The Board of Directors believes a three-year vote cycle will balance the interest of stockholders in providing regular input on executive compensation and the interest of the Board of Directors and the stockholders in allowing sufficient time to evaluate the long-term effectiveness of the Corporation's executive compensation philosophy, policies and practices.

Proposal

        The Company is presenting this proposal, which gives you as a stockholder the opportunity to express your view on the appropriate frequency (every three, two or one year(s), or abstain) of conducting an advisory Say On Pay stockholder vote on our executive compensation by voting for one of the following options:

    "RESOLVED, that the stockholders approve, on an advisory basis, that Network Engines, Inc. conduct an advisory vote on the compensation of its named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related disclosures contained in the Company's proxy statement for the relevant year, every:

    [SELECT ONLY ONE OPTION BELOW]

    ☐  Three years;

    ☐  Two years;

    ☐  One year; or

    ☐  Abstain"

        The option that receives the highest number of votes cast by the stockholders will be the frequency for the advisory vote on executive compensation deemed to have been approved by the stockholders.

The Board of Directors recommends a vote for a frequency of "THREE YEARS".

        The proxy card provides stockholders with four choices (every one, two, or three years, or abstain). Stockholders are not voting to approve or disapprove the Board of Directors' recommendation.

 Other Matters

        As of the date of this Proxy Statement, the Board of Directors does not know of any other matters that may come before the Meeting, other than as set forth in the Notice of Annual Meeting of Stockholders and this Proxy Statement. If any other matters properly come before the Meeting, it is the intention of the designated persons named in the Proxy Card to vote, or otherwise act, in accordance with their best judgment on such matters.

Deadline for Submission of Stockholder Proposals for the 2012 Annual Meeting

        Proposals of stockholders intended to be presented at the 2012 Annual Meeting pursuant to Rule 14a-8 promulgated under the Exchange Act, must be received by us no later than September 30, 2011 in order that they may be included in the Proxy Statement and form of proxy relating to that meeting. Proposals should be addressed to Douglas G. Bryant, Secretary, NEI, 25 Dan Road, Canton, Massachusetts 02021.

        In addition, our by-laws require that we be given advance notice of stockholder nominations for election to our Board of Directors and of other business that stockholders wish to present for action at an Annual Meeting of Stockholders (other than matters included in our Proxy Statement in accordance with Rule 14a-8). Such nominations, other than those made by or on behalf of the Board of Directors, shall be made by notice in writing delivered or mailed by first class United States mail, postage prepaid, to the Secretary, and received not less than 60 days nor more than 90 days prior to such meeting; provided, however, that if less than 70 days notice or prior public disclosure of the date of the meeting is given to stockholders, such nomination shall have been mailed or delivered to the Secretary not later than the close of business on the 10th day following the date on which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first. Our by-laws also require that such notice contain certain additional information. Copies of our by-laws can be obtained without charge from the Secretary.

INFORMATION ABOUT DIRECTORS

Background Information About Directors Continuing in Office

        Our Class I and Class III directors will continue in office following the Meeting. The terms of our Class I directors will end at our 2013 Annual Meeting of Stockholders and the terms of our Class III directors will end at our 2012 Annual Meeting of Stockholders. Brief biographies of these directors, as of January 1, 2011, follow. Information with respect to the number of shares of common stock beneficially owned by each director, directly or indirectly, as of December 31, 2010, appears herein under the heading "Stock Ownership of Directors, Officers and Greater-Than-5%-Stockholders."

Directors Whose Terms Expire In 2012 (Class III Directors)

John A. Blaeser

        John A. Blaeser, age 69, has served as one of our directors since October 1999 and was named Lead Director in March 2008. Currently, Mr. Blaeser is a consultant and corporate director. From January 1996 until June 2005, Mr. Blaeser served as President, Chief Executive Officer and Chairman of the Board of Concord Communications Inc., a maker of e-business management solutions. Mr. Blaeser served as Managing General Partner of EG&G Venture Partners from January 1990 to December 1995. Mr. Blaeser is a director of several privately held technology companies. We believe Mr. Blaeser's qualifications to sit on our board of directors include his business management knowledge, including international business knowledge.

Robert M. Wadsworth

        Robert M. Wadsworth, age 50, has served as one of our directors since December 1999. He has been a Managing Director of HarbourVest Partners, LLC since January 1997 and Managing Director of Hancock Venture Partners, Inc. since 1989. Both HarbourVest Partners and Hancock Venture Partners are global private equity firms investing in industrial and information technology companies worldwide, and are under common control. HarbourVest Partners is an affiliate of ours (see "Stock Ownership of Directors, Officers and Greater-Than-5%-Stockholders"). Mr. Wadsworth is a member of the board of directors of several domestic and international private companies. Mr. Wadsworth was formerly on the board of directors of as Trintech Group PLC, a publicly held provider of transaction management software and Vocaltec Communications Ltd., a publicly held provider of VOIP infrastructure products. We believe Mr. Wadsworth's qualifications to sit on our board of directors include his business knowledge.

Directors Whose Terms Expire In 2013 (Class I Directors)

Gary E. Haroian

        Gary E. Haroian, age 59, has served as one of our directors since June 2003. Mr. Haroian has provided consulting and advisory services to technology companies since December 2002. From April 2000 to December 2002, Mr. Haroian held a variety of senior management positions, including roles as Chief Financial Officer, Chief Operating Officer and interim Chief Executive Officer, at Bowstreet Software, a provider of development tools for web applications. Prior to Bowstreet, he served as Senior Vice President of Finance and Administration and Chief Financial Officer at Concord Communications, Inc., a maker of e-business management solutions, from February 1997 to April 2000. He also served as Chief Financial Officer, President and Chief Operating Officer, and Chief Executive Officer of Stratus Computer, Inc., a manufacturer of fault tolerant computers, from 1983 to 1996. Mr. Haroian is a director of Aspen Technology, Inc. and A123 Systems, Inc., both publicly held companies. Mr. Haroian was formerly on the board of directors of Allegro Development Corp., a privately held company. Mr. Haroian was a director of Unica Corp. and Phase Forward, Inc., both of which were public companies that were acquired in calendar year 2010. We believe Mr. Haroian's qualifications to sit on our board of directors include his extensive experience with technology companies, his years of experience providing services to technology companies, and his business management experience, including international business knowledge.

Dennis A. Kirshy

        Dennis A. Kirshy, age 68, has served as one of our directors since July 1997. Mr. Kirshy is a private investor and has advised and invested in small technology companies in the networking, internetworking and computer industries since February 1993. Mr. Kirshy is a director of several privately held companies in the networking, telecommunications and software markets, including Gambit Communications, Inc. and SnaAPPafras Corp. We believe Mr. Kirshy's qualifications to sit on our board of directors include his business management experience and business knowledge.

Charles A. Foley

        Mr. Foley, age 49, has served as one of our directors since September 2007. Mr. Foley currently serves as Chief Executive Officer of TimeSight Systems, Inc. (formerly known as Digital Ocular Networks, Inc.), a company that provides hi-resolution video surveillance systems. From July 2004 to November 2006, Mr. Foley served as President of Tacit Networks, Inc., a provider of WAN optimization technology for wide area file services and from November 2001 to July 2004 served as the Chairman and Chief Executive Officer of Infinicon Systems, Inc., a provider of network switches. Mr. Foley is a director of Critical Links, S.A. and Delphine Group International, both privately held companies. We believe Mr. Foley's qualifications to sit on our board of directors include his business management experience, business knowledge, and knowledge about our industry and technologies.

Corporate Governance

        The Company's Board of Directors has long believed that good corporate governance is important to ensure that the Company is managed for the long-term benefit of stockholders. This section describes key corporate governance guidelines and practices that the Company has adopted. Complete copies of the corporate governance guidelines, committee charters and code of conduct described below are available in the Investor Relations section of the Company's website at www.nei.com. Alternatively, you can request a copy of any of these documents by writing to our Investor Relations Department, NEI, 25 Dan Road, Canton, Massachusetts 02021.

Corporate Governance Guidelines

        The Board of Directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of the Company and its stockholders. These guidelines, which provide a framework for the conduct of the business of the Board of Directors, provide that:

  •
  the principal responsibility of the Board of Directors is to oversee the management of the Company;

  •
  a majority of the members of the Board of Directors shall be independent directors;

  •
  the independent directors meet regularly in executive session;

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  directors have full and free access to management and, as necessary and appropriate, independent advisors;

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  new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

  •
  at least annually the Board of Directors and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

 Board of Directors and Committees

        Currently, the Board of Directors is composed of Messrs. Blaeser, Haroian, Kirshy, Richardson, Shortell, Foley and Wadsworth. Under applicable NASDAQ rules, a director of the Company will only qualify as an "independent director" if, in the opinion of the Company's Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board of Directors has determined that none of Messrs. Blaeser, Haroian, Kirshy, Richardson, Foley or Wadsworth has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an "independent director" as defined under Rule 5605(a)(2) of the NASDAQ marketplace rules.

        The Board of Directors met four times during Fiscal 2010 and acted by written consent three times. It is the practice of the independent directors to meet in executive session at the opening or conclusion of each in-person meeting of the Board of Directors. The Lead Director chairs the meeting of independent directors. Each of the directors attended at least 75% of the total number of meetings of the Board of Directors and the committee(s) on which he served during Fiscal 2010. Pursuant to our Corporate Governance Guidelines, all directors are encouraged to attend our Annual Meeting of Stockholders. All of our then serving directors were in attendance at our 2010 Annual Meeting. The Board of Directors has established a compensation committee (the "Compensation Committee"), an audit committee (the "Audit Committee") and a nominating committee (the "Nominating Committee"), each of which operates under a charter approved by the Board of Directors. The committee charters may be found in the Investor Relations section of our website at www.nei.com.

Compensation Committee

        The Compensation Committee reviews executive officer salaries, administers any bonus, incentive compensation and stock incentive plans, and approves or recommends that the Board of Directors approve the salaries and other benefits of our executive officers. In addition, the Compensation Committee consults with management regarding retirement and other benefit plans and compensation policies and practices. The Compensation Committee acts pursuant to a written charter.

        During Fiscal 2010, Messrs. Kirshy, Foley, and Wadsworth were members of the Compensation Committee. The Board of Directors has determined that Messrs. Kirshy, Foley and Wadsworth are "independent" as that term is defined by applicable rules of NASDAQ. The Compensation Committee met four times and acted by written consent two times during Fiscal 2010.

Audit Committee

        The Audit Committee is responsible for the oversight of our accounting and financial reporting processes and the audits of our financial statements. In discharging its duties, the Audit Committee:

  •
  selects and engages our independent registered public accounting firm;

  •
  reviews the effectiveness of our accounting policies and practices, financial reporting and internal controls;

  •
  reviews any transactions that involve a potential conflict of interest;

  •
  reviews and discusses audited financial statements with our management and our independent registered public accounting firm;

  •
  reviews the scope of independent audit coverage and the fees charged by the independent registered public accounting firm; and

  •
  reviews the independence of such registered public accounting firm from our management.

        The Audit Committee also reviews other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. The Audit Committee acts pursuant to a written charter.

        The Audit Committee is currently composed of Messrs. Haroian, Blaeser, and Richardson, each of whom the Board of Directors has determined is "independent," as that term is defined by applicable rules of NASDAQ and the independence requirements contemplated by Rule 10A-3 under the Exchange Act. The Board of Directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Committee. The Board of Directors has also determined that Mr. Haroian, the Audit Committee's chairman, is an "audit committee financial expert" as defined under Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act. The Audit Committee met nine times and acted by written consent two times during Fiscal 2010.

Nominating Committee

        The Board of Directors formed the Nominating Committee in July 2003. The Nominating Committee is currently composed of Messrs. Richardson, Kirshy and Blaeser. Mr. Blaeser is the Chairman of the Nominating Committee. The Nominating Committee recommends to the Board of Directors the persons to be nominated for election as directors at any meeting of stockholders, develops and recommends to the Board of Directors a set of corporate governance principles applicable to the Company, and oversees the evaluation of the Board of Directors. The Board of Directors has determined that each of the members of the Nominating Committee is "independent," as that term is defined by applicable rules of NASDAQ. The Nominating Committee acts pursuant to a written charter. The Nominating Committee acted by written consent once and did not meet during Fiscal 2010.

Board Leadership Structure and Board's Role in Risk Oversight

        The positions of our lead director and chief executive officer are separated. Separating these positions allows our chief executive officer to focus on our day-to-day business, while allowing the lead director to lead the board of directors in its fundamental role of providing advice to and independent oversight of management. Our board of directors recognizes the time, effort and energy that the chief executive officer must devote to his position in the current business environment, as well as the commitment required to serve as our lead director, particularly as the board of directors' oversight responsibilities continue to grow. Our board of directors also believes that this structure ensures a greater role for the independent directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our board of directors. Our board of directors believes its administration of its risk oversight function has not affected its leadership structure.

        Although our bylaws do not require our lead director and chief executive officer positions to be separate, our board of directors believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

        In its oversight role, the Board of Directors annually reviews the Company's strategic plan, which addresses, among other things, the risks and opportunities facing the Company. The Board also has overall responsibility for executive officer succession planning and reviews succession plans each year. The Board has delegated certain risk management oversight responsibility to the Board committees. As part of its responsibilities as set forth in its charter, the Audit Committee is responsible for discussing with management the Company's major financial risk exposures and the steps management has taken to monitor and control those exposures, including the Company's risk assessment and risk management policies. In this regard, management prepares annually a comprehensive risk assessment report and reviews that report with the Audit Committee each year. This report identifies the material business risks (including strategic, operational, financial reporting and compliance risks) for the Company as a whole and identifies the controls that respond to and mitigate those risks. Management regularly evaluates these controls, and the chief financial officer periodically reports to the Audit Committee regarding their design and effectiveness.

Executive and Director Compensation Process

        Our Compensation Committee periodically compares the compensation levels of our executive officers with other leading companies in related industries through reviews of survey and other market data. We review the performance of our executive officers with respect to our strategic goals and objectives on an annual basis, mainly from November to December of each year. Our Chief Executive Officer reviews the performance of all other executive officers using our standard performance review form. Based on this review, the Chief Executive Officer may, but is not required to, make a recommendation for a salary increase for the other executive officers to our Compensation Committee. The Compensation Committee evaluates whether to approve the recommendations of our Chief Executive Officer and whether to increase the base salary of our Chief Executive Officer and, if so, the amount of the increase. The approved base salary increases become effective on the date determined by the Compensation Committee.

        The level of bonus pay for named executive officers, other than the Chief Executive Officer, is recommended by the Chief Executive Officer and approved by the Compensation Committee. The Compensation Committee determines the level of bonus pay for our Chief Executive Officer. These incentive bonuses are linked to the achievement of company performance goals, which are comprised of financial objectives. At the discretion of the Compensation Committee, our executive officers may be awarded additional cash bonuses following the achievement of certain non-financial objectives.

        New hire stock incentive awards for non-executive officers are approved by the Chief Executive Officer or Chief Financial Officer (pursuant to applicable equity award guidelines for each job position) under the authority delegated to them by the Compensation Committee and are effective on the last day of the month in which the employee commences employment. Generally, new hire awards for executive officers require approval of the Compensation Committee.

        We also make annual stock incentive awards to selected employees, including our executive officers. These awards are typically granted in December in order to give the Compensation Committee the benefit of a completed year of performance prior to making the grants. For executive officers (other than the Chief Executive Officer), our Chief Executive Officer makes those recommendations to the Compensation Committee based on his own assessment of each executive officer's performance combined with past grants awarded to them. The Compensation Committee then reviews and approves the awards with any modifications it deems appropriate. For our Chief Executive Officer, our Compensation Committee determines the amount of the grant, if any.

        The Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation, as it deems necessary.

Director Nomination Process

        Stockholders may recommend director candidates for inclusion by the Board of Directors in the slate of nominees that the Board of Directors recommends to stockholders for election. The Nominating Committee will review the qualifications of recommended candidates. If the Board of Directors decides to nominate a stockholder-recommended candidate and recommends his or her election as a director by the stockholders, his or her name will be included in the Company's proxy card for the stockholder meeting at which his or her election is recommended.

        Stockholders may recommend individuals to the Nominating Committee for consideration as potential director candidates by submitting their names and background and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of the Company's common stock for at least a year as of the date such recommendation is made, to Mr. Blaeser, Chairman of the Nominating Committee, at the address set forth below under "Stockholder Communications." The Nominating Committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis. The process followed by the Nominating Committee to identify and evaluate candidates includes requests to members of the Board of Directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Nominating Committee and the Board of Directors. The Nominating Committee is authorized to retain advisers and consultants and to compensate them for their services.

        Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by members of the Board of Directors or by other persons. In considering whether to recommend any candidate for inclusion in the Board of Directors' slate of recommended director nominees, including candidates recommended by stockholders, the Nominating Committee will apply the criteria that are set forth in our Corporate Governance Guidelines. These criteria include the candidate's integrity, business acumen, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities. While we do not have a formal diversity policy for Board membership, we look for potential candidates that help ensure that the board of directors has the benefit of a wide range of attributes, including cultural, gender, ethnic and age diversity; international business experience; and experience in industries beyond technology. We also look for financial oversight experience, financial community experience and a good reputation with the financial community; business management experience and the potential to succeed top management in the event board intervention is necessary on an unexpected basis; business contacts, business knowledge and influence that may be useful to our businesses; and knowledge about our industry and technologies.

        Stockholders also have the right to nominate director candidates themselves, without any prior review or recommendation by the Nominating Committee or the Board of Directors, by the procedures set forth herein under "Deadline for Submission of Stockholder Proposals for the 2012 Annual Meeting."

Stockholder Communications

        The Board of Directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, and subject to any required assistance or advice from legal counsel, Mr. Blaeser, the Chairman of the Nominating Committee, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries of such communications to the other directors as he considers appropriate.

        Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that Mr. Blaeser as the Chairman of the Nominating Committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

        Stockholders who wish to send communications on any topic to the Board of Directors should address such communications in care of Douglas G. Bryant, Secretary, at NEI, 25 Dan Road, Canton, Massachusetts 02021.

Compensation Committee Interlocks and Insider Participation

        During Fiscal 2010, the members of the Compensation Committee were Messrs. Kirshy, Foley and Wadsworth. The issuance of options to such members of the Compensation Committee is discussed herein under "Compensation of Directors."

        None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee. None of the members of our Compensation Committee has ever been our employee or executive officer.

        Mr. Wadsworth is a managing director of the limited liability corporation that controls HarbourVest Partners, one of our significant stockholders (see "Stock Ownership of Directors, Officers and Greater-Than-5%-Stockholders"). HarbourVest is also a stockholder in Sepaton, Inc. ("Sepaton"), which became one of our customers during Fiscal 2009.

Compensation of Directors

        We reimburse directors for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors. We grant stock options to our non-employee directors pursuant to our 2009 Incentive Plan (the "2009 Plan"). The 2009 Plan provides that any non-employee director first elected to the Board of Directors will receive a stock option award of 50,000 shares. The 2009 Plan further provides that each year, as of the Annual Meeting of Stockholders, each non-employee director will receive a stock option award of 15,000 shares.

        Non-employee directors are compensated in the amount of $2,000 per meeting of the Board of Directors attended in person; $1,000 per telephonic meeting; $1,500 per Audit Committee meeting, whether in person or by phone; $1,000 per Compensation Committee, Nominating Committee or Special Committee meeting attended in person, and $500 per Compensation Committee, Nominating Committee or Special Committee meeting conducted by telephone. In addition, the Audit Committee Chairman receives an additional fee of $8,000 per year and the Compensation Committee Chairman receives an additional fee of $4,000 per year.

        The Compensation Committee evaluates the appropriate level and form of compensation for our non-employee directors at least annually and recommends changes to the Board of Directors when appropriate. Our employee-director does not receive any additional compensation for serving on the

Board of Directors. The table below summarizes the compensation we paid to non-employee directors for Fiscal 2010.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Robert M. Wadsworth	$12,000	$20,363	$32,363
Fontaine K. Richardson	21,500	20,363	41,863
Dennis A. Kirshy	16,000	20,363	36,363
Gary E. Haroian	28,000	20,363	48,363
Charles A. Foley	12,000	20,363	32,363
John A. Blaeser	21,500	20,363	41,863

(1)
The amounts in this column represent the aggregate grant-date fair value of options granted to our non-employee directors during Fiscal 2010, in accordance with ASC Topic 718, or ASC 718, formerly Statement of Financial Accounting Standards No. 123(R). The assumptions used to derive the grant date fair values of each option granted during Fiscal 2010 are set forth in the following table, using the Black-Scholes model as of the grant date. There were no option forfeitures by any directors during Fiscal 2010.

	March 13, 2008 Grants	March 12, 2009 Grants	March 18, 2010 Grants
Expected Life	5.5 years	6.0 years	6.50 years
Risk-Free Interest Rate	2.70%	2.21%	2.97%
Volatility	54.89%	73.36%	71.56%
Grant Date Fair Value Per Share	$0.72	$0.25	$1.36

        The following table sets forth information concerning stock options held by non-employee directors as of September 30, 2010.

Name	Aggregate Number of Option Awards Outstanding (#)
Robert M. Wadsworth	150,000
Fontaine K. Richardson	155,000
Dennis A. Kirshy	135,000
Gary E. Haroian	140,000
Charles A. Foley	80,000
John A. Blaeser	120,000

 Report of the Audit Committee

        In connection with the preparation and filing of the Company's Annual Report on Form 10-K for the year ended September 30, 2010, the Audit Committee:

  (i)
  reviewed and discussed the audited financial statements with the Company's management, and with PricewaterhouseCoopers LLP, the Company's independent registered public accounting firm,

  (ii)
  discussed with PricewaterhouseCoopers LLP, the Company's independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards 61 as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T,

  (iii)
  received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, and discussed with PricewaterhouseCoopers LLP its independence from the Company.

        Based on the review and discussions referred to above, among other things, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended September 30, 2010 for filing with the SEC.

AUDIT COMMITTEE

Gary E. Haroian
John A. Blaeser
Fontaine K. Richardson

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        The following discussion and analysis contains statements regarding company performance targets and goals. These targets and goals are disclosed in the limited context of our executive compensation programs and should not be understood to be statements of management's future expectations or estimates of future results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Philosophy and Goals

        The primary objectives of our Compensation Committee and our Board of Directors with respect to executive compensation are to attract, retain and motivate executives who make important contributions to the achievement of our business objectives, and to align the incentives of our executives with the creation of value for our stockholders. The Compensation Committee implements and maintains compensation plans to achieve these objectives. These plans and our compensation policies combine base salary and standard benefits as well as cash bonuses and equity incentives. Semi-annual incentive cash bonuses are tied to company performance goals, which are comprised of financial objectives. In determining total compensation we do not employ a purely formulaic approach to any of our compensation plans, in particular for allocating between cash and non-cash compensation. We try, however, to balance long-term equity and short-term cash compensation by offering reasonable base salaries and opportunities for growth through our stock incentive program. We implement total compensation packages for our executive officers in line with the median competitive levels of comparable companies.

        Historically, our Compensation Committee periodically compared the compensation levels of our executive officers with other leading companies in related industries through reviews of surveys and other market data. To assist our Compensation Committee in discharging its responsibilities and provide the Compensation Committee with information to benchmark our compensation levels with comparable market amounts, we maintained a membership with The Survey Group ("TSG"). Market compensation information provided by TSG was based on surveys they conduct on a periodic basis on behalf of their subscribing members. We did not engage TSG to conduct a survey or study specifically for us; however, we targeted compensation information for our positions that matched a specified position in the TSG Management survey. The information contained in such surveys was derived from companies primarily in the high technology and manufacturing sectors, with annual revenues generally ranging from $50 million to $200 million, all of which were located in the New England region. The TSG survey information excluded equity compensation information. Using the TSG survey information we compared the estimated total cash compensation to be paid to our executive officers in 2008 to the median compensation of each matching position in the composite group, expressed as a percentage of the market. This indicated that our total cash compensation to be paid to our executive officers for Fiscal 2008 fell within the median of the composite group at the 50th percentile. Due to the recent economic downturn, executive officer cash compensation amounts remained materially unchanged from Fiscal 2008.

        During Fiscal 2008, our Compensation Committee engaged DolmatConnell & Partners, an independent compensation consulting firm, to conduct a study to determine whether our severance benefit practices were in line with severance packages offered to executive officers by companies at comparable stages of development in our industry and related industries (see the caption "Severance and Change of Control Benefits" below for details). Other than this engagement and our membership with TSG and use of their surveys, we have not retained any other compensation consultant to review our policies and procedures relating to executive compensation. Going forward we expect that our Compensation Committee will continue to assess the need to engage a compensation consulting firm to provide advice and resources regarding our compensation levels and plans.

Elements of Compensation

        Our Compensation Committee has designed a compensation program that consists of base salary, short-term incentive compensation in the form of a cash bonus, long-term incentive compensation in the form of stock incentive awards, and severance and change in control benefits. Executive officers are also eligible to participate in the standard health and welfare benefit programs that are offered to all of our employees. Compensation packages for our executive officers reflect an emphasis on performance-based incentive compensation, which, when combined with base salary, provides the opportunity for above market total compensation for superior performance. By using equity awards, our long-term incentive program is designed to promote share ownership among our executive officers thereby promoting stockholder value.

        Other than as described above, we do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, our Compensation Committee, after assessing the market for executive talent generally, determines what it believes to be the appropriate level and mix of the various compensation components.

        The following describes each of the base salary, short-term and long-term incentive compensation elements.

  Base Salary

        In establishing the initial base salary of a potential candidate as well as periodic adjustments for existing executive officers, the base salary is determined using several factors. These factors consist of:

    a.
    performance and achievement of strategic goals;

    b.
    experience level;

    c.
    responsibility level in their current as well as their prospective job; and

    d.
    the market conditions for similar positions using the information from TSG mentioned above.

        We review relevant market information, and determine the base salary to offer a new or existing employee, keeping in mind the other factors (experience level of the employee and the relative responsibilities that the employee is expected to hold) in order to arrive at a package that will be attractive to prospective employees as well as to retain the current employees.

        We review performance of our executive officers with respect to our strategic goals and objectives on an annual basis, during December of each year. Our Chief Executive Officer reviews the performance of all other executive officers using our standard performance review form. Based on this review, the Chief Executive Officer may, but is not required to, make a recommendation for a salary increase for the other executive officers to our Compensation Committee. Any executive officer hired during the year will have a pro-rated increase. The Compensation Committee evaluates whether to approve the recommendations from our Chief Executive Officer. Our Compensation Committee reviews the performance of our Chief Executive Officer to determine if an increase in base salary from the previous year is warranted, and, if so, the amount of the increase. Increases in an executive officer's salary are based on the executive officer's individual performance compared to established review criteria and the compensation level necessary to retain key executive officers as benchmarked with market data. The approved base salary increases become effective on the date determined by the Compensation Committee. Fiscal 2010 base salary amounts of our named executive officers are shown on the "Summary Compensation Table" contained in this document.

        During Fiscal 2008 we entered into executive retention agreements with certain executive officers that may provide them with compensation following termination of employment as further described below, under "Potential Payments Upon Termination or Change of Control."

  Short-term Incentive Compensation

        We use incentive cash bonuses to motivate our named executive officers to achieve and exceed specified goals. The level of bonus pay for named executive officers, other than the Chief Executive Officer, is recommended by the Chief Executive Officer and approved by the Compensation Committee. The Compensation Committee determines the level of bonus pay for our Chief Executive Officer. These incentive bonuses are linked to the achievement of Company performance goals, which are comprised of financial objectives. At the discretion of the Compensation Committee, our executive officers may be awarded additional cash bonuses following the achievement of certain non-financial objectives. However, no such awards were paid during Fiscal 2010. In Fiscal 2010, our Compensation Committee approved specific company-related performance goals under our 2010 Bonus Plan, upon which the determination of the bonuses of all our named executive officers would be based.

  2010 Bonus Plan

        The 2010 Bonus Plan was divided into two earning periods:

    1.
    The first six months of the fiscal year; and

    2.
    The second six months of the fiscal year.

        The total eligible annual bonus amount of our executive officers was allocated to each earning period as follows: 50% as to the first six months, and 50% as to the second six months. Bonuses earned are paid semiannually, and in order to be eligible for a bonus payment, the executive officer is required to be employed, as a full time employee, by us for the full duration of the period on which the bonus calculation is based. For new employees, bonuses are paid on a pro-rated basis based on the employee's start date (the number of days that employee has worked during the current half of the year). Under the 2010 Bonus Plan, Company performance goals for both of the earning periods were based on generally accepted accounting principles, or GAAP, profitability (the "Corporate Metric"). Our Chief Executive Officer and Chief Financial Officer provided recommended targets for the Corporate Metric for both of the earning periods to our Compensation Committee. These recommendations were reviewed, modified if necessary, and approved by our Compensation Committee. Once set, the established targets generally are not changed, but any such change would require Compensation Committee approval.

        Bonuses were paid on a graduated scale of achievement of the Corporate Metric, whereby 100% achievement of the Corporate Metric would result in a payout of 100%. If the Company achieved GAAP net income of $100,000 during the first six months of Fiscal 2010, the bonus pool would have been $40,000. For every dollar of GAAP net income above the established minimum, the total bonus payout was increased by an amount equal to 50% of the excess GAAP net income, subject to a maximum total payout to all participants of $550,000. For every dollar of GAAP net income achieved during the second six months of Fiscal 2010, the bonus pool was funded at a rate equal to 27.5% of every dollar of GAAP net income achieved, subject to a maximum total payout to all participants of $550,000. The total bonus payout amount, if any during Fiscal 2010, was allocated to the 2010 Bonus Plan participants on a pro-rated basis relative to their individually established bonus targets.

        In Fiscal 2010, 100% of each executive officer's annual bonus was based on the Corporate Metric. The table below reflects, for each executive officer, the target and actual incentive bonuses earned for the first six months and second six months of Fiscal 2010.

	First Six Months		Second Six Months
	Target Incentive Bonus	Actual Incentive Bonus	Target Incentive Bonus	Actual Incentive Bonus
Gregory A. Shortell, Chief Executive Officer and President	$93,750	$61,868	$93,750	$61,977
Douglas G. Bryant, Chief Financial Officer, Treasurer and Secretary	62,500	41,245	62,500	41,318
Charles N. Cone, III, Senior Vice President of Sales and Marketing(1)	6,000	3,960	6,000	3,967
Richard P. Graber, Senior Vice President of Engineering and Operations	52,500	34,646	52,500	34,707

(1)
Mr. Cone's total targeted incentive compensation for Fiscal 2010 also included additional cash incentives which were based on revenue and direct margin results for Fiscal 2010 and new design wins secured by the Company during Fiscal 2010. Those additional incentives were not governed by the 2010 Bonus Plan. For Fiscal 2010, Mr. Cone's aggregate target incentive compensation totals $120,000. A "design win" occurs when a new customer or a separate division within an existing customer notifies the Company that it has been selected to integrate the customer's application. The other executive officers shown in this table did not have any additional cash incentives for Fiscal 2010 other than the amounts shown in this table.

  Long-term Incentive Compensation

  2009 Incentive Plan

        Our Compensation Committee awards long-term incentives under our 2009 Incentive Plan (the "2009 Plan"). Long-term incentives are intended to help align the interests of our executive management with those of our stockholders. In designing a long-term incentive plan, our Compensation Committee seeks instruments and a program that optimally balances the following objectives: (1) provide our executive officers with incentives to build long-term stockholder value, (2) incur reasonable accounting and dilution costs for us and our existing stockholders, (3) be tax effective for us and our executive officers, (4) be directly linked to our performance rather than general fluctuations in the market or particular industries, (5) equitably balance risk and (6) be competitive with those offered by companies in related markets.

        Our Compensation Committee administers the 2009 Plan and designates (1) who will receive equity awards, (2) the number of options to be awarded, and (3) other terms and conditions of the awards. The number of shares of common stock subject to stock incentive awards is generally intended to reflect the significance of our executive officers' current and anticipated contributions to us. In determining the terms of each option award, our Compensation Committee primarily considers our executive officers' past performance compared to our standard performance review criteria, the terms of our executive officers' previous option awards, and the degree to which an incentive for long-term performance would benefit us. For any new executive officer, our Compensation Committee will approve the number of options to offer.

        Our stock program includes long vesting periods to optimize the retention value of these options and to orient the interests of our executive officers to long-term success. Generally, stock options granted upon the commencement of employment vest as follows: 25% upon the first anniversary of the date of hire and approximately 6.25% each quarter thereafter over the next three years. Stock options granted in subsequent years vest over four years, in equal quarterly installments, beginning with the first quarter subsequent to the grant date. In either case, if employees terminate their employment before these vesting periods lapse, they forfeit the unvested portions of their awards.

        We do not coordinate stock incentive grants with the release of material, non-public information. Under our 2009 Plan, the exercise price of options granted by us may not be less than 100% of the fair market value of the common stock on the grant date. The value realizable from exercisable options is dependent upon the extent to which our performance is reflected in the price of our common stock at any particular point in time. However, the decision as to whether such value will be realized through the exercise of an award in any particular year is primarily determined by each individual holder within the limits of the vesting schedule and not by our Compensation Committee.

Our Equity Award Grant Practices

        New hire stock option awards for non-executive officers are approved by the Chief Executive Officer or Chief Financial Officer (pursuant to applicable equity award guidelines for each job position) under the authority delegated to them by the Compensation Committee, with grant dates established as the last day of the month in which the employee commences employment. Generally, new hire awards for executive officers require approval of the Compensation Committee, and also have the date of grant established as the last day of the month in which the executive officer commences employment. All stock option awards are granted with an exercise price equal to the closing market price of our common stock on the date of grant.

        We also make annual stock option awards to selected employees, including our executive officers. These awards are typically granted in December in order to give the Compensation Committee the benefit of a completed year of performance prior to making the grants. For executive officers (other than the Chief Executive Officer), our Chief Executive Officer makes those recommendations to the Compensation Committee based on his own assessment of each executive officer's performance during the past fiscal year, as compared to our standard performance review criteria, combined with past grants awarded to them. For the Chief Executive Officer, our Compensation Committee makes those recommendations. The Compensation Committee then reviews and approves the awards with any modifications they deem appropriate.

Severance and Change of Control Benefits

        On December 30, 2008, we entered into amended and restated executive retention agreements with each of our named executive officers. These amended agreements were executed in order to implement certain changes required to comply with Section 409A of the United States Internal Revenue Code of 1986, as amended, or the Code. Pursuant to their executive retention agreements, our executive officers are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change of control of the Company. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, below under "Executive Retention Agreements." We believe providing these change of control benefits helps us compete for and retain executive talent.

        Our Compensation Committee engaged DolmatConnell & Partners, an independent compensation consulting firm, to conduct a study to determine whether our severance benefit practices were in line with severance packages offered to executive officers by companies at comparable stages of development in our industry and related industries. As a result of this study, the Compensation Committee determined that entering into the executive retention agreements would result in severance packages comparable with other companies in our industry.

        In these executive retention agreements, we have change of control benefits that have been structured as "double trigger" benefits. In other words, the change of control by itself does not trigger benefits. Rather, benefits are paid only if the employment of the executive officer is terminated in specified circumstances during a specified period after the change of control. We believe a "double trigger" benefit maximizes stockholder value because it prevents an unintended windfall to executive officers in the event of a friendly change of control, while still providing them appropriate incentives to cooperate in negotiating any change of control in which the executive officers believe they may lose their jobs.

Benefits and Other Compensation

        We maintain broad-based benefits that are provided to all employees, including medical and dental insurance, life and disability insurance and a 401(k) savings plan. Other benefits offered to all full-time employees include programs for job-related educational assistance. Executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other full-time employees.

Risk Considerations in our Compensation Program

        We have reviewed and evaluated the standards on which our compensation plans have been developed and implemented across our company. It is our belief that our compensation programs do not encourage inappropriate actions by our executive officers. Specifically, we believe that our compensation policies and practices avoid:

  •
  a compensation mix overly weighted toward annual bonus awards;

  •
  an excessive focus on stock option awards that would cause behavior to drive short-term stock price gains in lieu of long-term value creation; and

  •
  unreasonable financial goals or thresholds that would encourage efforts to generate near-term revenue with an adverse impact on long-term success.

        We believe that our current business process and planning cycle fosters the following behaviors and controls that would mitigate the potential for adverse risk caused by the action of our executives.

  •
  Annual review of corporate and individual objectives of the executive officers to align these goals with our annual operating and strategic plans and do not encourage unnecessary or excessive risk taking.

  •
  The mixes between fixed and variable and cash and equity compensation are designed to encourage strategies and actions that are in our long-term best interests.

  •
  Discretionary authority by the compensation committee to adjust annual bonus funding and payments reduces business risk associated with our cash bonus program.

  •
  Stock option awards vest over a period of time. As a result of the longer time horizon to receive the value of a stock option award, the prospect of short-term or risky behavior is mitigated.

        As a result, we do not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on us. In addition, we do not believe that the mix and design of the components of our executive compensation program encourage management to assume excessive risks.

Tax Deductibility

        Section 162(m) of the Code generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to a company's Chief Executive Officer and its three other NEOs (other than the Chief Financial Officer), whose compensation is required to be disclosed in the Proxy Statement by reason of being among the most highly compensated officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Compensation Committee reviews the potential effect of Section 162(m) periodically and uses its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of the Company and its stockholders, after taking into consideration changing business conditions and the performance of its employees.

Compensation Committee Report

        The Compensation Committee of our Board of Directors, has reviewed and discussed the Compensation, Discussion and Analysis contained in this Proxy Statement with management and, based on such review and discussions, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2010 for filing with the SEC.

Compensation Committee

Dennis A. Kirshy
Charles A. Foley
Robert M. Wadsworth

Summary Compensation Table

        The following table sets forth information concerning total compensation for Fiscal 2010, Fiscal 2009, and Fiscal 2008 for the Chief Executive Officer, the Chief Financial Officer, and the two other most highly compensated executive officers of the Company who were serving as executive officers as of September 30, 2010, collectively our Named Executive Officers ("NEOs").

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation Earnings ($)(3)	All Other Compensation ($)	Total ($)
Gregory A. Shortell	2010	$375,000	$—	$13,232	$123,845	$—	$512,077
Chief Executive Officer	2009	375,000	—	23,620	—	—	398,620
and President	2008	362,500	—	140,505	90,625	—	593,630
Douglas G. Bryant	2010	$240,000	$—	$13,232	$82,563	$—	$335,795
Chief Financial Officer,	2009	240,000	—	17,715	—	—	257,715
Treasurer and Secretary	2008	229,725	—	70,253	62,500	—	362,478
Charles N. Cone, III	2010	$341,840	$—	$13,232	$7,927	$—	$362,999
Senior Vice President of Sales	2009	331,886	—	14,172	—	—	346,058
and Marketing(4)	2008	267,315	—	632,050	25,000	—	924,365
Richard P. Graber	2010	$205,000	$—	$13,232	$69,353	$—	$287,585
Senior Vice President of	2009	205,000	—	14,172	—	—	219,172
Engineering and Operations	2008	205,000	—	46,835	52,500	—	304,335

(1)
The amounts in this column represent the aggregate salary and commission amounts paid to our NEOs. Although the Company was under a wage freeze during Fiscal 2009, the amounts in this column for Mr. Shortell and Mr. Bryant are higher than Fiscal 2008 as their salary increases from Fiscal 2007 to Fiscal 2008 were effective for only part of Fiscal 2008.

(2)
The amounts in this column represent the aggregate grant-date fair value of options granted to our NEOs for Fiscal 2010, Fiscal 2009, and Fiscal 2008, in accordance with ASC 718. The grant-date fair value of each option granted was derived using the Black-Scholes model as of the grant date. The assumptions used in the Black-Scholes model are set forth in Note 10 of our consolidated financial statements as filed with the SEC in our Annual Report on Form 10-K for the year ended September 30, 2010. There were no option forfeitures by the NEOs during Fiscal 2010, Fiscal 2009, or Fiscal 2008.

(3)
Amounts reflected in this column represent cash payments to our NEOs for Fiscal 2010 performance under our 2010 Bonus Plan, for Fiscal 2009 performance under our 2009 Bonus Program, and for Fiscal 2008 performance under our 2008 Bonus Program.

(4)
Mr. Cone's 2010, 2009 and 2008 salaries include $86,840, $76,886 and $40,860 related to commissions, respectively.

 Grants of Plan-Based Awards in Fiscal 2010

        The table below shows each grant of an award made to an NEO under any plan during Fiscal 2010.

					All Other Option Awards: Number of Securities Underlying Options (#)(2)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Gregory A. Shortell
2010 Bonus Plan		$—	$187,500	$187,500	—	—	—
2009 Stock Incentive Plan	12/17/2009	—	—	—	15,000	$1.38	$13,232
Douglas G. Bryant
2010 Bonus Plan		$—	$125,000	$125,000	—	—	—
2009 Stock Incentive Plan	12/17/2009	—	—	—	15,000	$1.38	$13,232
Charles N. Cone, III
2010 Bonus Plan		$—	$12,000	$12,000	—	—	—
2009 Stock Incentive Plan	12/17/2009	—	—	—	15,000	$1.38	$13,232
Richard P. Graber
2010 Bonus Plan		$—	$105,000	$105,000	—	—	—
2009 Stock Incentive Plan	12/17/2009	—	—	—	15,000	$1.38	$13,232

(1)
These columns reflect threshold (minimum), target and maximum payout levels under our 2010 Bonus Plan. The actual amount earned by each NEO is reported under the Non-Equity Incentive Plan Compensation Earnings column in the Summary Compensation Table. Additional information about our 2010 Bonus Plan is included in the Compensation Discussion and Analysis section of this proxy statement.

(2)
This column reports the number of shares underlying stock options granted in Fiscal 2010 to the NEOs. All options will vest equally over four years in quarterly installments. For more information concerning the equity granting process, see the Compensation Discussion and Analysis section of this proxy statement.

(3)
The exercise price of the stock option awards granted in Fiscal 2010 is the fair market value (closing price) of our common stock on each of the respective grant dates.

(4)
The option value reported in this column is the grant date fair value of the option award according to stock-based compensation accounting guidance. The full grant date fair value is the amount the Company would expense in its financial statements over the award's vesting schedule, presuming the award vests in full. The actual value realized by the NEOs will depend on the market value of Common Stock at a future date when the stock options are exercised.

Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth information concerning stock options held by the NEOs as of September 30, 2010.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#): Exercisable	Number of Securities Underlying Unexercised Options (#): Unexercisable		Option Exercise Price ($)	Option Expiration Date
Gregory A. Shortell	1,451,782	—		$1.36	1/8/2016
	103,125	46,875	(1)	$1.59	12/12/2017
	43,749	56,251	(1)	$0.39	12/8/2018
	2,812	12,188	(1)	$1.38	12/16/2019
Douglas G. Bryant	10,000	—		$0.79	4/23/2011
	20,000	—		$1.05	4/22/2012
	75,000	—		$0.92	10/8/2012
	50,000	—		$4.40	12/30/2013
	16,000	—		$2.76	12/27/2014
	20,000	—		$1.45	12/14/2015
	22,500	3,125	(2)	$2.25	11/15/2016
	26,250	23,438	(2)	$1.59	12/12/2017
	18,750	42,188	(2)	$0.39	12/8/2018
	2,812	12,188	(2)	$1.38	12/16/2019
Charles N. Cone, III	343,750	156,250	(3)	$2.12	10/10/2017
	26,250	33,750	(3)	$0.39	12/8/2018
	2,812	12,188	(3)	$1.38	12/16/2019
Richard P. Graber	300,000	—		$8.50	11/11/2013
	30,000	—		$3.88	3/30/2014
	90,000	—		$2.76	12/27/2014
	30,000	—		$1.45	12/14/2015
	70,312	4,688	(4)	$2.25	11/15/2016
	6,275	15,625	(4)	$1.59	12/12/2017
	3,750	33,750	(4)	$0.39	12/8/2018
	2,812	12,188	(4)	$1.38	12/16/2019

(1)
Mr. Shortell's unexercisable options vest as follows: (a) 9,375 shares vested on December 13, 2010 and 9,375 shares will vest on each of March 13, June 13, September 13 December 13, 2011, (b) 6,250 shares vested on December 9, 2010 and 6,250 shares will vest on each of March 9, June 9, September 9, and December 9, 2011, and 2012, (c) 937 shares vested on December 17, 2010 and 937 shares will vest on each of March 17, June 17, September 17, and December 9, 2011, 2012, and 2013.

(2)
Mr. Bryant's unexercisable options vest as follows: (a) 3,125 shares vested on November 16, 2010, (b) 4,687 shares vested on December 13, 2010 and 4,687 shares will vest on each of March 13, June 13, September 13 and December 13, 2011, (c) 4,687 shares vested on December 9, 2010 and 4,687 shares will vest on each of March 9, June 9, September 9, and December 9, 2011, and 2012, (d) 937 shares vested on December 17, 2010 and 937 shares will vest on each of March 17, June 17, September 17, and December 9, 2011, 2012, and 2013. Under a property settlement agreement, Mr. Bryant's former spouse is entitled to 30,000 exercisable shares which expire on

  December 30, 2013, 3,750 exercisable shares and 1,875 unexercisable shares which expire on November 15, 2016, 5,625 exercisable shares and 14,063 unexercisable shares which expire on December 12, 2017, and 5,625 exercisable shares and 25,313 unexercisable shares which expire on December 8, 2018.

(3)
Mr. Cone's unexercisable options vest as follows: (a) 31,250 shares vested on each of October 11, 2010 and January 11, 2011, and 31,250 shares will vest on each of April 11, July 11, October 11, 2011, (b) 3,750 shares vested on December 9, 2010 and 3,750 shares will vest on each of March 9, June 9, September 9, and December 9, 2011, and 2012, (c) 937 shares vested on December 17, 2010 and 937 shares will vest on each of March 17, June 17, September 17, and December 9, 2011, 2012, and 2013.

(4)
Mr. Graber's unexercisable options vest as follows: (a) 4,688 shares vested on November 16, 2010, (b) 3,125 shares vested on December 13, 2010 and 3,125 shares will vest on each of March 13, June 13, September 13 and December 13, 2011, (c) 3,750 shares vested on December 9, 2010 and 3,750 shares will vest on each of March 9, June 9, September 9, and December 9, 2011 and 2012, (d) 937 shares vested on December 17, 2010 and 937 shares will vest on each of March 17, June 17, September 17, and December 9, 2011, 2012, and 2013.

2010 Option Exercises and Stock Vested

        The following table provides information regarding options exercised and vested, for the NEOs during the fiscal year ended September 30, 2010.

	Option Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized in Exercise($)(1)
Gregory A. Shortell	$—	$—
Douglas G. Bryant(2)	275,249	483,389
Charles N. Cone, III	—	—
Richard P. Graber	95,600	179,836

(1)
The value realized has been calculated by multiplying the number of shares acquired upon exercise by the difference between the exercise price and the market price of our common stock at the time of exercise.

(2)
The shares exercised by Mr. Bryant were exercised and sold pursuant to the terms of a property settlement agreement with Mr. Bryant's former spouse. Mr. Bryant had disclaimed beneficial ownership of all such options and shares.

Potential Payments Upon Termination or Change of Control

        We have arrangements with certain NEOs that may provide them with compensation following termination of employment. These arrangements are discussed below.

Executive Retention Agreements

        As of September 30, 2010 we had entered into severance and change of control agreements with the executive officers listed below. Our 2009 Plan contains a "double trigger" provision which states that all outstanding stock options will immediately vest upon a change of control and subsequent termination of the employee by the Company without cause or by the employee for good reason, as defined by our 2009 Plan, a copy of which was filed with the SEC on May 11, 2009, as Exhibit 10.34 to quarterly report on Form 10-Q.

        Our practice in the case of change of control benefits has been to structure these as "double trigger" benefits. In other words, the change of control by itself does not trigger benefits. Rather, benefits are paid only if the employment of the employee is terminated in specified circumstances during a specified period after the change of control.

        During Fiscal 2008, we entered into executive retention agreements with our NEOs who were serving as executive officers on September 30, 2007. During Fiscal 2009, we entered into an executive retention agreement with Charles N. Cone, III, our Senior Vice President of Sales and Marketing. We also entered into amended and restated executive retention agreements with our NEOs on December 30, 2008, in order to implement certain changes required to comply with Section 409A of the United States Internal Revenue Code of 1986, as amended. Under the executive retention agreements, upon execution of a release, each of these executive officers is entitled to a severance payment if we terminate the executive withou t cause, as defined in the executive retention agreement. Under these circumstances, these executive officers would be entitled to the following cash severance payments and the continuation of group medical and dental benefits to the extent permitted under each such plan for the following periods.

Name	Cash Payment	Continuation of Benefits
Gregory A. Shortell	1 times annual base salary plus accrued salary and pro-rata bonus	12 months
Douglas G. Bryant	0.5 times annual base salary plus accrued salary and pro-rata bonus	6 months
Charles N. Cone, III	0.5 times annual base salary plus accrued salary and pro-rata bonus	6 months
Richard P. Graber	0.5 times annual base salary plus accrued salary and pro-rata bonus	6 months

        Under the executive retention agreements, upon execution of a release, each of these executive officers is entitled to a severance payment if we terminate the executive without cause within one year after a change of control, as defined in the executive retention agreement, or the executive terminates employment for good reason within one year after a change of control. Under these circumstances, these executive officers would be entitled to the following cash severance payments and the continuation of group medical and dental benefits to the extent permitted under each such plan for the following periods.

Name	Cash Payment	Continuation of Benefits
Gregory A. Shortell	1.5 times annual base salary plus accrued salary and pro-rata bonus	18 months
Douglas G. Bryant	1 times annual base salary plus accrued salary and pro-rata bonus	12 months
Charles N. Cone, III	1 times annual base salary plus accrued salary and pro-rata bonus	12 months
Richard P. Graber	1 times annual base salary plus accrued salary and pro-rata bonus	12 months

        In addition, if we terminate any of these executive officers without cause within one year after a change of control or the executive officer terminates employment for good reason within one year after a change of control, such executive officer's unvested stock options and other equity incentive awards will immediately vest and become fully exercisable as of the termination date.

        The following tables set forth information regarding potential payments that each executive officer who was serving as an executive officer on September 30, 2010 would have received if the executive officer's employment had terminated as of September 30, 2010, the last business day of Fiscal 2010, under the circumstances set forth below.

	Termination Without Cause and Without a Change in Control
Name	Cash Payment of Salary	Cash Payment of Bonus(1)	Total Cash Payment	Value of Benefits(2)
Gregory A. Shortell	$375,000	$93,750	$468,750	$24,000
Douglas G. Bryant	120,000	62,500	182,500	12,000
Charles N. Cone, III	127,500	6,000	133,500	12,000
Richard P. Graber	102,500	52,500	155,000	12,000

(1)
Represents the executive officers' bonuses potentially earned for the second six months of Fiscal 2010, since the assumed termination date coincides with the measurement date under our 2010 Bonus Plan. As a result, the executive officers would have been eligible for their pro-rata bonus, or 100%, by virtue of their employment through September 30, 2010.

(2)
Calculated based on our estimated costs of providing these benefits.

	Termination Without Cause or for Good Reason Within One Year After a Change in Control
Name	Cash Payment of Salary	Cash Payment of Bonus(1)	Total Cash Payment	Value of Benefits(2)	Value of Options with Accelerated Vesting(3)
Gregory A. Shortell	$562,500	$93,750	$656,250	$36,000	$61,164
Douglas G. Bryant	240,000	62,500	302,500	24,000	46,116
Charles N. Cone, III	255,000	6,000	261,000	24,000	37,088
Richard P. Graber	205,000	52,500	257,500	24,000	37,088

(1)
Represents the executive officers' bonuses potentially earned for the second six months of Fiscal 2010, since the assumed termination date coincides with the measurement date under our 2010 Bonus Plan. As a result, the executive officers would have been eligible for their pro-rata bonus, or 100%, by virtue of their employment through September 30, 2010.

(2)
Calculated based on our estimated costs of providing these benefits.

(3)
The amounts related to acceleration of stock options represent the value of unvested and accelerated in-the-money stock options as of September 30, 2010. This amount is equal to (a) the number of option shares that would vest, assuming a September 30, 2010 change of control and employment termination, multiplied by (b) the excess of the fair market value of our common stock over the exercise price of the option. The fair market value of our common stock was $1.46 on September 30, 2010 as reported by the NASDAQ Global Market.

INFORMATION ABOUT STOCK OWNERSHIP AND RELATED PARTY TRANSACTIONS

Stock Ownership of Directors, Officers and Greater-Than-5%-Stockholders

        The following table sets forth, as of December 31, 2010, information concerning beneficial ownership of our common stock by the following:

  •
  each person known by us to beneficially own more than 5% of our outstanding common stock;

  •
  each of our directors;

  •
  each of our named executive officers; and

  •
  all of our directors and executive officers as a group.

        Unless otherwise noted below, and subject to applicable community property laws, to our knowledge, each person has sole voting and investment power over the shares shown as beneficially owned, except to the extent authority is shared by spouses under applicable law and except as set forth in the footnotes to the table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

        Unless otherwise noted below, the address of each person is c/o NEI, 25 Dan Road, Canton, MA 02021.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding(1)
HarbourVest Partners and affiliated entities(2) One Financial Center, 44th Floor Boston, Massachusetts 02111	5,890,926	13.7%
Directors and Executive Officers:
Gregory A. Shortell(3)	1,697,232	3.8%
Douglas G. Bryant(4)	288,418	*
Richard P. Graber(5)	545,650	1.3%
Charles N. Cone, III(6)	542,500	1.3%
John A. Blaeser(7)	222,500	*
Charles A. Foley(8)	52,500	*
Gary E. Haroian(9)	125,000	*
Dennis A. Kirshy(10)	409,500	*
Fontaine K. Richardson(11)	150,000	*
Robert M. Wadsworth(12)	6,025,926	14.0%
All current directors and executive officers as a group (10 persons)(13)	10,072,228	21.7%

*
Less than 1 percent.

(1)
The number of shares beneficially owned by each stockholder is determined under rules promulgated by the SEC. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, shares of common stock that a person or group has the right to acquire beneficial ownership of within 60 days after December 31, 2010 are deemed outstanding for computing the percentage ownership of the person holding such right but are not deemed outstanding for computing the percentage ownership of any other person.

(2)
Includes 926,386 shares owned by HarbourVest Partners V—Direct Fund, L.P and 4,964,540 shares owned by HarbourVest Partners VI—Direct Fund, L.P.

(3)
Includes 1,618,032 shares underlying options exercisable within 60 days of December 31, 2010.

(4)
Includes 274,751 shares underlying options exercisable within 60 days of December 31, 2010 and 4,998 shares held in a trust fund for Mr. Bryant's children. Mr. Bryant's former spouse is entitled to 52,501 of the options exercisable, noted above, per the terms of Mr. Bryant's property settlement agreement between Mr. Bryant and his former spouse. Mr. Bryant disclaims beneficial ownership of all shares held in a trust for his children and those options to which Mr. Bryant's former spouse is entitled.

(5)
Includes 545,500 shares underlying options exercisable within 60 days of December 31, 2010.

(6)
Includes 440,000 shares underlying options exercisable within 60 days of December 31, 2010.

(7)
Includes 105,000 shares underlying options exercisable within 60 days of December 31, 2010.

(8)
Includes 52,500 shares underlying options exercisable within 60 days of December 31, 2010.

(9)
Includes 125,000 shares underlying options exercisable within 60 days of December 31, 2010.

(10)
Includes 120,000 shares underlying options exercisable within 60 days of December 31, 2010.

(11)
Includes 140,000 shares underlying options exercisable within 60 days of December 31, 2010.

(12)
Includes 926,386 shares owned by HarbourVest Partners V—Direct Fund, L.P. and 4,964,540 shares owned by HarbourVest Partners VI-Direct Fund, L.P. Mr. Wadsworth may be deemed to have or share voting or investment power with respect to these shares. Mr. Wadsworth is a Managing Director of HarbourVest Partners, LLC, which controls HarbourVest Partners VI-Direct Fund, L.P. and HarbourVest Partners V-Direct Fund, L.P. Mr. Wadsworth disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the shares. Also includes 135,000 shares underlying options exercisable within 60 days of December 31, 2010.

(13)
Includes 3,555,933 shares underlying options exercisable within 60 days of December 31, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who own more than ten percent (10%) of a registered class of our equity securities to file reports of ownership on Forms 3, 4 and 5 with the SEC and with us. During Fiscal 2010, the annual stock option grants awarded to Gregory A. Shortell, Douglas D. Bryant, Richard P. Graber, and Charles N. Cone, each of whom is a Section 16(a) executive officer of the Company, were not reported in a timely fashion. The grants were awarded on December 17, 2009, and the Forms 4 reporting the grants were filed on December 30, 2009. All other filings by each officer, director and 10% holder were filed in a timely fashion with respect to transactions in our securities during Fiscal 2010.

Certain Relationships and Related Party Transactions

        Robert M. Wadsworth, one of our directors, is a managing director of the limited liability corporation that controls HarbourVest Partners (and its affiliates, collectively, "HarbourVest"), one of our significant stockholders. HarbourVest is also a stockholder in Sepaton, Inc. ("Sepaton"). During the years ended September 30, 2010 and 2009, we recorded revenues of $3.7 million and $2.0 million related to sales of application platform solutions and services to Sepaton, respectively. Sepaton became one of our customers during the year ended September 30, 2009. We had $1.4 million and $1.1 million in accounts receivable outstanding from Sepaton at September 30, 2010 and 2009, respectively.

        John A. Blaeser, our Lead Director, also serves as a director of Imprivata, Inc. ("Imprivata"). During the years ended September 30, 2010, 2009, and 2008, we recorded revenues of $752,000, $861,000, and $135,000, respectively, related to sales of application platform solutions and services to Imprivata. We had $115,000 and $142,000 in accounts receivable outstanding from Imprivata at September 30, 2010 and 2009, respectively.

        Charles A. Foley, one of our directors, also serves as the Chief Executive Officer of TimeSight Systems ("TimeSight", formerly known as Digital Ocular Networks). During the years ended September 30, 2010, 2009, and 2008, we recorded revenues of $1,000, $106,000, and $38,000, respectively, related to sales of application platform solutions to TimeSight. We had no amounts outstanding in accounts receivable from TimeSight at September 30, 2010. We had $15,000 in accounts receivable outstanding from TimeSight at September 30, 2009.

Policies and Procedures for Related Party Transactions

        With respect to related party transactions, it is our practice for the Audit Committee to consider the nature of and business reason for such transactions, how the terms of such transactions compared to those which might be obtained from or extended to unaffiliated third parties and whether such transactions were otherwise fair to and in the best interests of, or not contrary to, our best interests. In addition, under our written Audit Committee charter, all related party transactions require prior approval, or later ratification, by the Audit Committee.

Householding of Annual Meeting Materials

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" Proxy Statements and Annual Reports. This means that only one copy of our Proxy Statement or Annual Report to stockholders may have been sent to multiple stockholders in each household. The Company will promptly deliver a separate copy of either document to any stockholder upon written or oral request to our Investor Relations Department, NEI, 25 Dan Road, Canton, Massachusetts 02021, telephone: (781) 332-1000. Any stockholder who wants to receive separate copies of the Proxy Statement or Annual Report to stockholders in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder's bank, broker, or other nominee record holder, or the stockholder may contact the Company at the above address and phone number.

        THE BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO VOTE BY TELEPHONE, VOTE VIA THE INTERNET, OR COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. IF YOU ATTEND THIS MEETING YOU MAY VOTE YOUR STOCK PERSONALLY EVEN THOUGH YOU HAVE PREVIOUSLY VOTED ELECTRONICALLY OR SENT IN THE PROXY CARD.

By order of the Board of Directors,

Gregory A. Shortell President and Chief Executive Officer

Canton, Massachusetts
January 28, 2011

IMPORTANT ANNUAL MEETING INFORMATION Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 019U6C 1 U PX + Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + B Non-Voting Items A Proposals — The Board recommends a vote FOR all nominees, FOR Proposals 2 and 3 and every 3 YRS for Proposal 4. For Against Abstain 2. To ratify the appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting. For Against Abstain 3. Advisory vote on Executive Compensation. Change of Address — Please print new address below. 01 - Fontaine K. Richardson 02 - Gregory A. Shortell 1. Election of Directors: For Withhold For Withhold 1 Yr 2 Yrs 3 Yrs Abstain 4. Frequency of Advisory compensation vote at our Annual Meeting of Stockholders (i.e. each one, two or three years). NNNNNNNNNNNN NNNNNNNNNNNNNNN 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext NNNNNNN 1 0 8 9 1 5 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNNNN C 1234567890 J N T C123456789 1234 5678 9012 345 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE SACKPACK IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on March 17, 2011. Vote by Internet • Log on to the Internet and go to www.envisionreports.com/NEI • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message.

Dear Stockholder, Please take note of the important information enclosed with this Proxy. There are issues related to the operation of the Company that require your immediate attention. Your vote counts, and you are strongly encouraged to exercise your right to vote your shares. Please vote by telephone, via the internet, or mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy in the enclosed postage paid envelope. Thank you in advance for your prompt consideration of these matters. Sincerely, NETWORK ENGINES, INC. 25 DAN ROAD CANTON, MASSACHUSETTS 02021 SOLICITED BY BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS The undersigned hereby appoints Douglas G. Bryant and Paul L. Criswell, and each of them, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of NETWORK ENGINES, INC. (the “Company ”) held of record by the undersigned on January 19, 2011 at the Annual Meeting of Stockholders to be held on March 17, 2011 and any adjournments thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL. PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. CONTINUED AND TO BE SIGNED ON REVERSE SIDE Proxy — Network Engines, Inc. SEE REVERSE SIDE SEE REVERSE SIDE IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.